EXHIBIT 99.1

ROYALE ENERGY ANNOUNCES 98% IMPROVEMENT
4th quarter and full year results reported

San Diego, March 16, 2010 – Royale Energy, Inc (NASDAQ:ROYL) today announced 4th quarter 2009 net income of ($.02) compared to ($1.22) for the same period in 2008, representing a 98% improvement. For the full year, the company reduced the loss to ($.24) from ($1.06) in 2008, or a 77% increase. While revenues decreased 55% in 2009, the company drove total expenses down by 67%. Total expenses decreased $24,266,384 from $36,084,449 in 2008 to $11,818,065 in 2009, increasing the company’s overall net margin.

In a challenging year for the industry, gas prices decreased to an average of $4.09 in 2009 from $8.32 in 2008, reducing available exploration dollars. Efficiently using the available capital, the company focused on drilling in proven fields, leading to drilling successes that resulted in a 43% increase in proved developed natural gas reserves.

As a result of wetter than normal winter weather, the company has experienced delays in drilling operations. Royale is actively monitoring its locations and will immediately mobilize the contracted rigs as soon as conditions permit.

These changes have allowed the company to sustain exploration, increase reserves, and position Royale Energy for a return to profitability in 2010.

About the Company
Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
chanda@royl.com
http://www.royl.com
Twitter @RoyaleEnergy